CONMED CORPORATION

525 French Road

Utica, New York 13502

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York on Tuesday, May 17, 2005 at 3:30 p.m. (New York time), for the following purposes:

(1)	To elect seven directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of independent registered public accounting firm for the Company for 2005;

(3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

          The shareholders of record at the close of business on March 30, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

          Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Thomas M. Acey Secretary

April 15, 2005

CONMED CORPORATION
525 French Road
Utica, New York 13502

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 17, 2005

          The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 17, 2005, at 3:30 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company’s Annual Report to Shareholders are being mailed on or about April 15, 2005, to all shareholders of record on March 30, 2005. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”) represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

          The persons named as proxies are Eugene R. Corasanti and Daniel S. Jonas, who are, respectively, the Chief Executive Officer and Chairman of the Board, and the Vice President - Legal Affairs and General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

          Votes at the 2005 Annual Meeting will be tabulated by a representative of Registrar and Transfer Company, which has been appointed by the Company’s Board of Directors to serve as inspector of election.

VOTING RIGHTS

          The holders of record of the 29,399,296 shares of Common Stock outstanding on March 30, 2005 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal (1), the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Proposal (2) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders.

          When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted “for” all portions of items (1) and (2) and in the proxies’ discretion on any other matters coming before the meeting.

          Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and (2) are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting. Broker non-votes will be treated in the same manner as votes present.

PROPOSALS TO BE SUBMITTED AT THE SHAREHOLDERS MEETING

          There are two proposals expected to be submitted for shareholder approval. The first concerns the election of directors. The second concerns ratifying the appointment of the Company’s independent registered public accounting firm (independent accountants). These proposals are more fully described below.

PROPOSAL ONE: ELECTION OF DIRECTORS

          At the meeting, seven directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Corporate Governance and Nominating Committee of the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

          The Board of Directors presently consists of seven directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders.

          The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE 2004 ANNUAL MEETING

Name	Age	Served As Director Since	Principal Occupation or Position with the Company
Eugene R. Corasanti	74	1970	Chairman of the Board of Directors and Chief Executive Officer of the Company.

Joseph J. Corasanti	41	1994	President and Chief Operating Officer of the Company; Director of the Company; Director of II-VI, Inc. (Nasdaq: IIVI).

Bruce F. Daniels	70	1992	Executive, retired; former Controller of the international division of Chicago Pneumatic Tool Company; Director of the Company. As noted below, the Board of Directors has determined that Mr. Daniels is independent, and is a financial expert.

Jo Ann Golden	57	2003	Partner of Dermody, Burke and Browne, CPA, PLLC (accountants); Director of the Company. As noted below, the Board of Directors has determined that Ms. Golden is independent, and is a financial expert.

Stephen M. Mandia	40	2002	President of East Coast Olive Oil Corp.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Mandia is independent.

William D. Matthews	70	1997	Retired Chairman of the Board of Directors and retired Chief Executive Officer of Oneida Ltd. (NYSE: OCQ), Chairman of the Board of Directors of Oneida Financial Corporation (Nasdaq: ONFC) and a former director of Coyne Textile Services; Director of the Company. As noted below, the Board of Directors has determined that Mr. Matthews is independent, and is a financial expert.

Stuart J. Schwartz	68	1998	Physician, retired; Director of the Company. As noted below, the Board of Directors has determined that Dr. Schwartz is independent.

          More information concerning the directors and nominees is set forth below under the heading Corporate Governance Matters - Directors, Executive Officers, Senior Officers and Nominees for the Board of Directors

          The Board of Directors recommends a vote FOR this proposal.

PROPOSAL TWO: INDEPENDENT ACCOUNTANTS

          The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as independent accountants for 2005, subject to shareholder ratification.

          Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2005. Neither our certificate of incorporation nor our by-laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants. We are doing so because we believe it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

          Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2005.

          The Board of Directors recommends a vote FOR this proposal.

          On March 30, 2005, the closing price of the Common Stock on the Nasdaq Stock Market was $30.03 per share.

OTHER BUSINESS

          Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

          Any shareholder desiring to present a proposal to the shareholders at the 2006 Annual Meeting, which currently is expected to be scheduled on or about May 16, 2006, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit such proposal to the Company so that it is received by the Company at its principal executive offices on or before December 14, 2005. All such proposals should be in compliance with applicable SEC regulations. The Company’s Nominating and Corporate Governance Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2006 Annual Meeting or to propose nominees for election as directors at the 2006 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section 1.13 of the Company’s by-laws and to be considered timely, notice of a proposal must be received by the Company between February 15, 2006 and March 17, 2006.

CORPORATE GOVERNANCE MATTERS
DIRECTORS, EXECUTIVE OFFICERS, SENIOR OFFICERS AND
NOMINEES FOR THE BOARD OF DIRECTORS

Director Nominees

          EUGENE R. CORASANTI (age 74) has served as Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti has also served as the Company’s Chief Executive Officer since its founding, having served as President and Chief Operating Officer from its founding until August 1999. Prior to the founding of the Company, Mr. Corasanti was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti’s son, Joseph J. Corasanti, is President and Chief Operating Officer and a Director of the Company.

          JOSEPH J. CORASANTI (age 41) has served as President and Chief Operating Officer of the Company since August 1999 and as a Director of the Company since May 1994. Mr. Corasanti is also a member of the Board of Directors of II-VI, Inc. (Nasdaq: IIVI), a manufacturer of optical and electro-optical components and devices for infrared, e-ray, gamma-ray, telecommunication and other applications, where Mr. Corasanti is a member of the audit committee. He also served as General Counsel and Vice President-Legal Affairs of the Company from March 1993 to August 1998 and Executive Vice-President/General Manager of the Company from August 1998 to August 1999. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman and Chief Executive Officer of the Company.

          BRUCE F. DANIELS (age 70) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions, including a position as Controller with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College of Syracuse University. The Board of Directors has determined that Mr. Daniels is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

          JO ANN GOLDEN (age 57) was elected to the Board of Directors in 2003 following the recommendation of the Nominating and Corporate Governance Committee, which nomination was approved by the full Board of Directors in February 2003. Ms. Golden is a certified public accountant and the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPA, PLLC, an accounting firm. Ms. Golden is the past President of the New York State Society of Certified Public Accountants (the State Society), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden is a past president of the New York State Society’s Foundation for Accounting Education. Ms. Golden is also a member of the governing Council of the American Institute of Certified Public Accountants (AICPA), and was a member of the AIPCPA’s Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. from the State University College at New Paltz, and a B.S. in Accounting from the Utica College of Syracuse University. The Board of Directors has determined that Ms. Golden is independent, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

          STEPHEN M. MANDIA (age 40) has served as a Director of the Company since July 2002. Mr. Mandia has been the President and Chief Executive Officer of East Coast Olive Oil Corp. since 1991. Mr. Mandia also possesses financial ownership and sits on the board of Gem Packing Corp., Utica Plastics, LLC, ECOO Realty Corp., Olive Transport Corp. and Northside Gourmet Corp., which are all affiliated with East Coast Olive Oil Corp. Mr. Mandia holds a B.S. Degree from Bentley College, located in Waltham, Massachusetts, having also undertaken undergraduate studies at Richmond College in London. The Board of Directors has determined that Mr. Mandia is independent within the meaning of the rules of the Securities and Exchange Commission.

          WILLIAM D. MATTHEWS (age 70) has served as a Director of the Company since August 1997. From 1986 until retiring from the positions in 1999, Mr. Matthews was the Chairman of the Board and the Chief Executive Officer of Oneida Ltd. (NYSE: OCQ). Mr. Matthews is the Chairman of the Board of Directors and a member of the audit committee of Oneida Financial Corporation (Nasdaq: ONFC) and a former director of Coyne Textile Services. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law. The Board of Directors has determined that Mr. Matthews is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

          STUART J. SCHWARTZ (age 68) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as a urologist. Dr. Schwartz holds a B.A. degree from Cornell University and an M.D. degree from SUNY Upstate Medical College, Syracuse. The Board of Directors has determined that Dr. Schwartz is independent within the meaning of the rules of the Securities and Exchange Commission.

          The Board of Directors has determined that Messrs. Daniels, Mandia and Matthews, Ms. Golden and Dr. Schwartz have no material relationship with the Company and are independent under the standards of the Nasdaq Stock Market.

          After conducting a self-assessment, the Board agreed that the independent directors would meet in executive session after at least two Board meetings each year. Currently there is no lead director, and the independent directors designate, on a rotational basis, which director will preside at each executive session.

          The Company’s Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti’s employment is subject to an employment agreement which, as amended, expires on December 31, 2006, as further described below. Joseph J. Corasanti’s employment is subject to an amended and restated employment agreement which expires on December 31, 2009. The Company’s other officers are appointed by the Board of Directors and, except as set forth in the following section, hold office at the will of the Board of Directors.

Executive Officers and Senior Officers

          WILLIAM W. ABRAHAM (age 73) joined the Company in May 1977 as General Manager. He served as the Company’s Vice President-Manufacturing and Engineering from June 1983 until October 1989. In November of 1989 he was named Executive Vice President and in March 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College of Syracuse University.

          THOMAS M. ACEY (age 58) has been employed by the Company since August 1980 and has served as the Company’s Treasurer since August 1988 and as the Company’s Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College of Syracuse University and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

          DANIEL S. JONAS (age 41) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In September 1999, Mr. Jonas assumed responsibility for certain of the Company’s Regulatory Affairs and Quality Assurance departments. In March 2003, Mr. Jonas also became responsible for the administration of the Company’s ethics policy. Mr. Jonas is also a director and secretary of CNY MedTech Association, Inc. and CNY MedTech Foundation, Inc. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Prior to that he was an Associate Attorney at Miller, Alfano & Raspanti, P.C. in Philadelphia from 1992 to 1995 as well as an adjunct professor of law at the University of Pennsylvania Law School from 1991 to 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

          DAVID R. MURRAY (age 57) joined the Company in 2004 as the President of ConMed Electrosurgery in July 2004. Mr. Murray was self-employed as a consultant to medical device businesses from 2001 through 2004, and served as the President and Chief Executive Officer of Cryogen, Inc. from 1996 through 2001. Mr. Murray holds a B.S. in Industrial Management from Purdue University, and a M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

          LUKE A. POMILIO (age 40) joined the Company as Controller in September 1995. In addition, in September 1999, Mr. Pomilio became a Vice President with responsibility for certain of the Company’s manufacturing and research and development activities. Prior to his employment with the Company, Mr. Pomilio served as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for Price Waterhouse LLP where he most recently served as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

          ROBERT D. SHALLISH, JR. (age 56) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master’s degree in Accounting from Syracuse University.

          JOHN J. STOTTS (age 48) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. In January 2000, Mr. Stotts became Vice President - Marketing and Sales for Patient Care Products, a position now referred to as Vice President - Patient Care. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

          DENNIS M. WERGER (age 51) joined the Company in November 2004 as the Vice President and General Manager of ConMed Endoscopic Technologies (“CET”). From October 2002 until November 2004, Mr. Werger was the President and Chief Operating Officer of Granit Medical Innovations, LLC in Nashua, N.H. and New York, N.Y. Prior to that, Mr. Werger was the Vice President of Marketing for the Endoscopic Technologies division of C.R. Bard in Billirica, MA, having held other positions with C.R. Bard prior to that. Mr. Werger holds a B.S. in Accounting degree from Mt. St. Mary’s College, and a Masters in Business Administration from the University of Phoenix in Denver, Colorado.

          FRANK R. WILLIAMS (age 56) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989, Mr. Williams was named Vice President-Business Development. In November 1995, he was named Vice President-Technology Assessment and in January 2000, was also named Vice President-Research and Development and Marketing for Minimally Invasive Surgical Products, a position now known as Vice President - Endoscopy. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

          GERALD G. WOODARD (age 57) joined the Company as President of Linvatec Corporation, a wholly-owned subsidiary of the Company, in May 2000. Mr. Woodard is also a director of ProVation Medical, Inc., a provider of healthcare software and services in which the Company has an equity investment and co-marketing agreement. Prior to his employment with the Company, Mr. Woodard served as the President of Elekta Holdings, Inc. from March 1998 to May 2000. Prior to holding this position Mr. Woodard was the President of the Monitoring and Information Systems Division of Marquette Medical Systems from November 1995 to March 1998. Mr. Woodard holds a B.G.S. degree from Indiana University.

COMPENSATORY ARRANGEMENTS AND RELATED TRANSACTIONS

          The Company has outstanding agreements with certain executive employees of the Company selected by the Board of Directors. These agreements provide that the individuals will not, in the event of the commencement of steps to effect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until a third person has terminated his or her efforts to effect a Change of Control or until a Change of Control has occurred.

          In the event of a termination of the individual’s employment within two years and six months of a Change of Control, the executive is entitled to three years’ compensation, including bonus, retirement benefits equal to the benefits he would have received had he completed three additional years of employment, continuation of all life, accident, health, savings, or other fringe benefits for three years, as well as any excise or other tax that may become due as a result of such Change of Control.

          The Board of Directors of the Company may terminate any such agreement upon three years prior written notice. The Board of Directors may also, at any time, terminate an agreement with respect to any executive employee who is affiliated with any group seeking or accomplishing a Change of Control. Messrs. E. Corasanti, J. Corasanti, Abraham, Shallish and Woodard are each a party to such an agreement, as are certain other officers of the Company and/or its subsidiaries.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

          The full Board of Directors met six times in person and voted by unanimous consent on one occasion during 2004. Each director attended or acted upon 100% of the total 2004 full board meetings or unanimous consents, with Mr. Remmell attending all meetings held prior to his death in 2004.

          The Company’s Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee

          The Audit Committee presently consists of Messrs. Daniels, Matthews and Mandia and Ms. Golden. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside auditors to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent auditors; (e) pre-approving all services permitted by law to be performed by the independent auditors, (f) approving all related-party transactions; and (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee has delegated its authority to pre-approve work by the independent auditors and related party transactions to the Chairman of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met 15 times during 2004. All members of the Audit Committee attended every meeting, except for one director who was unable to attend two meetings. The current Audit Committee Charter is attached as an appendix to the 2004 proxy statement.

          The Compensation Committee presently consists of Messrs. Matthews, Daniels and Mandia. As set forth in its charter the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s officers. The Compensation Committee met six times during 2004. All members of the Compensation Committee attended every meeting, except for one director who was unable to attend one meeting. The current Compensation Committee Charter is attached as an appendix to the 2004 proxy statement.

          The Nominating and Corporate Governance Committee presently consists of Messrs. Daniels and Mandia and Dr. Schwartz. As stated in its charter, the Nominating and Corporate Governance committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Nominating and Corporate Governance Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for Shareholder Proposals for the Annual Meeting. The Nominating and Corporate Governance Committee held two meetings in person during 2004. All members of the Nominating and Corporate Governance Committee attended every meeting. The current Nominating and Corporate Governance Committee Charter is attached as an appendix to the 2004 proxy statement.

          Each Director was paid $1,000 for each of the six meetings of the full Board of Directors personally attended, $500 for each meeting which a director attends through telephone conference call, and Messrs. Daniels and Matthews, Dr. Schwartz and Ms. Golden, as non-employee directors, are paid $5,000 for each fiscal quarter of service on the Board of Directors. Each member of the Audit Committee was paid $500 for each meeting of the Audit Committee attended, and each director is paid $500 for each committee on which he or she serves, with the chair of each committee receiving an additional $500 per meeting, except with respect to the Audit Committee chair, who receives an additional $1,000 per meeting. In addition, under the Company’s Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Daniels and Matthews and Dr. Schwartz in 2001), (Messrs. Daniels, Matthews, and Mandia and Dr. Schwartz in 2002) (Messrs. Daniels, Matthews, Mandia, Ms. Golden and Dr. Schwartz in 2003) (Messrs. Daniels, Matthews, Mandia, Ms. Golden and Dr. Schwartz in 2004) re-elected or continuing as a director, receives 4,500 options with an option price equal to the fair market value of the Company’s Common Stock on the business day following each annual meeting of the shareholders.

Fees Paid to Directors

	2004	2003	2002

Eugene R. Corasanti	$5,500	$6,000	$6,000

Joseph J. Corasanti	$5,500	$6,000	$6,000

Bruce F. Daniels	$50,000	$32,000	$21,000

Jo Ann Golden	$32,000	$16,000	$0

Stephen M. Mandia	$36,000	$29,000	$8,500

William D. Matthews	$35,000	$28,000	$20,500

Stuart Schwartz	$26,500	$25,000	$18,500

TOTAL	$190,500	$142,000	$80,500

          The Board of Directors has the following committees, with the membership of each committee as indicated:

Board of Directors	Compensation Committee	Audit Committee
Eugene R. Corasanti, Chairman Joseph J. Corasanti Bruce F. Daniels Jo Ann Golden Stephen M. Mandia William D. Matthews Stuart J. Schwartz	William D. Matthews, Chairman Bruce F. Daniels Stephen M. Mandia	Bruce F. Daniels, Chairman Jo Ann Golden Stephen M. Mandia William D. Matthews
Nominating and Corporate
Governance Committee
Bruce F. Daniels, Chairman Stuart J. Schwartz Stephen M. Mandia

AUDIT COMMITTEE REPORT

          The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by applicable listing standards of the Nasdaq Stock Market, in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Messrs. Daniels and Matthews qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations. In addition, the Audit Committee and Board of Directors have determined that Ms. Golden qualifies as an “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on March 17, 2004. A copy of the amended and restated charter is attached to the 2004 proxy statement.

          Management is responsible for CONMED’s internal controls, financial reporting process and compliance with laws and regulations. The independent accountants are responsible for performing an integrated audit of CONMED’s consolidated financial statements and of its internal control over financial reporting in accordance the standards of the Public Company of Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended and restated charter.

          In this context, the Audit Committee has met on several occasions and held discussions with management and with the independent auditors, including executive meetings without management present. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Communication with Audit Committees).

          CONMED’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence. In this regard, the Audit Committee has determined that the provision of non-audit services by the independent auditors is compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

          Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

          Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in CONMED’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

Submitted by the Audit Committee,

Bruce F. Daniels (Chair) Stephen M. Mandia	Jo Ann Golden William D. Matthews

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

          The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on February 29, 2004. A copy of the amended and restated charter is attached to the 2004 proxy statement.

          The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. To date, the Corporate Governance and Nominating Committee has not retained the services of any third party to assist in the process of identifying or evaluating candidates, although this could change should circumstances warrant the services of a third party. Likewise, the Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

          The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2006 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).

Submitted by the Corporate Governance and Nominating Committee,

Bruce F. Daniels (Chair) Stuart J. Schwartz	Stephen M. Mandia

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

          Shareholders who wish to communicate with the Board of Directors may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica New York 13502 with a cover letter explaining that the correspondence is intended for the Board of Directors. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. In addition, questions may be posed to directors during the question and answer period at the Annual Meeting of Shareholders. The Company has no formal policy requiring that directors attend the Annual Meeting of Shareholders, although the Company’s expectation is that all directors will attend absent exceptional circumstances. Historically, all directors have attended the Annual Meeting of Shareholders, and all directors were present at the 2004 Annual Meeting of Shareholders.

ETHICS DISCLOSURE

          The Company has adopted, as of March 31, 2003, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is generally available through the investor relations section of the CONMED Corporation web site (www.Conmed.com), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third-party, which will alert the Chair of Audit Committee of Board of Directors if and when it receives any anonymous reports.

AUDIT FEES

          The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and for the audit of the Company’s internal control over financial reporting as of December 31, 2004, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2004	2003

Audit Fees and Expenses:

Audit of Annual Financial Statements and Interim Reviews	$507,500	$368,365

Audit of Internal Control over Financial Reporting	$915,000	$0

SEC Registration Statements	$125,000	$0

Total Audit Fees and Expenses	$1,547,500	$368,365

Audit Related:

Benefit Plan Audits	$0	$32,502

Tax:

Tax Compliance and Consulting Services	$364,211	$287,527

All Other:

Research Service License	$1,500	$1,500

Total Fees and Expenses	$1,913,211	$689,894

          The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent auditors. Consistent with applicable laws, the procedures permit one or more members of the Audit Committee to approve such services pursuant to authority delegated by the Audit Committee, provided the Audit Committee is informed.

COMPENSATION OF EXECUTIVE OFFICERS

          The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors and Chief Executive Officer of the Company (the “CEO”) and (ii) the Company’s four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 2004 (the CEO and such officers, the “Named Executive Officers”).

          The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 2004, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 2005 will be reported in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, unless such compensation has been previously reported.

          Summary Compensation Table

          The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation, including the sum of the number of stock options granted (column (f)); and all other compensation (column (g)).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards	All Other Compensation(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Name Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2)($)	Options (#)	($)

Eugene R. Corasanti,	2004	429,778	0	542,435	125,000	39,709

Chief Executive Officer,	2003	387,307	120,000	493,122	125,000	36,320

Chairman of the Board	2002	361,928	0	448,293	187,500	6,566

Joseph J. Corasanti,	2004	359,977	0	146,410	125,000	70,545

President, Chief	2003	292,308	91,500	133,000	125,000	20,319

Operating Officer	2002	222,590	0	121,000	112,500	13,046

William W. Abraham,	2004	219,717	0		10,000	44,886

Senior Vice President	2003	200,425	61,122		10,000	43,746

	2002	192,137	0		10,000	12,341

Gerald G. Woodard,	2004	257,867	103,949		10,000	13,985

President of Linvatec	2003	231,292	11,565		10,000	15,805

	2002	221,169	0	—	10,000	12,700

Robert D. Shallish, Jr.	2004	219,911	0		10,000	21,772

Chief Financial Officer	2003	198,682	60,830	—	10,000	17,457

	2002	186,020	0	—	15,000	11,306

(1)	Annual Compensation - Bonus includes cash bonuses in year earned even if paid after the fiscal year end.

(2)	Amounts represent deferred compensation and accrued interest for Messrs. E. and J. Corasanti. See the discussion of the employment agreements for Messrs. E. and J. Corasanti, below.

(3)	All Other Compensation consists of company contributions, if any, to employee 401(k) plan accounts on the same terms offered to all other employees, payments for supplemental insurance policies and other payments relating to automobile leases and/or allowances and dues payments. In addition, with respect to Mr. J. Corasanti, All Other Compensation also includes reimbursements for certain insurance policies as provided for in his Amended and Restated Employment Agreement, which is further described below.

          Eugene R. Corasanti has a five-year employment agreement (the “CEO Employment Agreement”) with the Company, which originally extended through December 31, 2001, and was extended through December 31, 2006. The CEO Employment Agreement provides for Mr. E. Corasanti to serve as chief executive officer of the Company for five years at an annual salary not less than $300,000, as determined by the Board of Directors. Mr. E. Corasanti also receives deferred compensation of $100,000 per year (which the Board increased to $200,000 for 2000 and subsequent years) with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company’s employee stock option plan, pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. E. Corasanti as chief executive officer or should terminate his employment for reasons other than just cause, Mr. E. Corasanti will become entitled to receive the greater of three years’ base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. E. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the CEO Employment Agreement’s five-year term. In the event of Mr. E. Corasanti’s death or disability, Mr. E. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the CEO Employment Agreement’s term. If, during the term of Mr. E. Corasanti’s employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. E. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. E. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors determined that Mr. E. Corasanti’s base annualized salary would be $425,000 for 2004.

          Joseph J. Corasanti has an employment agreement (the “COO Employment Agreement”) with the Company, extending from January 1, 2000 through December 31, 2009. The COO Employment Agreement, which was amended and restated as of November 12, 2004, provides for Mr. J. Corasanti to serve as chief operating officer of the Company for at an annual salary originally not less than $200,000, and not less than $375,000 since November 12, 2004, as determined by the Board of Directors. Mr. J. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum for payments accrued through December 31, 2004, with payments of $125,000 to accrue in each year commencing December 31, 2005 with interest at two percent above prime per annum, payable upon his departure or retirement, or to his beneficiaries at death. Mr. J. Corasanti is entitled to participate in the Company’s employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. Mr. J. Corasanti is also entitled to be paid an amount sufficient after the payment of applicable taxes to permit Mr. J. Corasanti to purchase certain insurance policies. In the event that the Board of Directors should fail to re-elect Mr. J. Corasanti as chief operating officer or should terminate his employment for reasons other than just cause, Mr. J. Corasanti will become entitled to receive the greater of three years’ base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the remaining term of his employment contract, and shall continue to receive other employment benefits, for the greater of three years or the balance of the COO Employment Agreement’s term. In the event of Mr. J. Corasanti’s death or disability, Mr. J. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the COO Employment Agreement’s term. If, during the term of Mr. Corasanti’s employment under the COO Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. J. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. J. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. During 2004, the Board of Directors determined that Mr. J. Corasanti’s base annualized salary would be $375,000.

          The Company paid the premiums on three split-dollar life insurance policies for Eugene R. Corasanti through July 2002, at which time the Board of Directors and management elected to halt such payments in light of the enactment of the Sarbanes-Oxley Act of 2002, as further described below. In 2003 and 2004, there were no premiums paid on these policies by the Company. In addition, there were no premiums paid by the Company for a split-dollar life insurance policy for Mr. J. Corasanti in 2004. These matters are described below under “Board of Directors Interlocks and Insider Participation; Certain Relationships and Related Transactions.”

STOCK OPTION PLANS

1999 Long-Term Incentive Stock Plan

          In May 1999, the shareholders approved the CONMED Corporation 1999 Long-Term Incentive Plan (the “1999 LTIP”). Under the 1999 LTIP, in the discretion of the Compensation Committee of the Board of Directors (the “Committee”), options, performance shares and restricted stock may be granted to employees and/or consultants of the Company and its subsidiaries. The Committee presently consists of Messrs. Matthews, Daniels and Mandia.

          Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422, (ii) options other than incentive stock options (i.e., non-qualified options), (iii) performance shares, and (iv) restricted stock (collectively, the “awards”). A total of 3,500,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company’s capital structure) had been reserved against the issuance of awards to be granted under the 1999 LTIP. Shares reserved under an award which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1999 LTIP. As of March 30, 2005, options relating to 2,996,080 shares of Common Stock have been granted and not terminated under the 1999 LTIP. As of March 30, 2005, 1,312,029 of the options are exercisable. As of March 30, 2005, options relating to 473,920 shares of Common Stock remain available to be granted.

The 1992 Plan

          In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the “1992 Plan”). Under the 1992 Plan, in the discretion of the Compensation Committee of the Board of Directors, options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Compensation Committee presently consists of Messrs. Matthews, Daniels and Mandia.

          Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 3,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company’s capital structure) had been reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. No additional options are available to be granted under the 1992 Plan. As of March 30, 2005, options relating to 2,915,836 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 925,651 shares of Common Stock are still exercisable.

Stock Option Plan for Non-Employee Directors

          In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the “Non-Employee Directors Plan”). All members of the Company’s Board of Directors who are not current or former employees of the Company or any of its subsidiaries (“Non-Employee Directors”) are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director elected, reelected or continuing as a director receives 4,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) with an option price equal to the fair market value of the Company’s Common Stock on the business day following each annual meeting of the shareholders.

          A total of 212,500 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company’s capital structure) had been reserved against the exercise of options to be granted and not terminated under the Non-Employee Directors Plan, of which options for 132,834 shares of Common Stock have been granted and not terminated and options for 14,500 shares are still exercisable. Options relating to 79,666 shares of Common Stock remain available to be granted. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation	1999 Long-Term
plans approved by	Incentive Stock Plan	2,996,080	17.29	473,920
security holders

	1992 Stock Option
	Plan	2,915,836	21.20	0

	Stock Option Plan for
	Non-Employee	37,000	25.43	796,666
	Directors

Equity compensation	N/A	N/A	N/A	N/A
plans not approved
by security holders

Option Grants Table

          The following table sets forth, with respect to grants of stock options made during 2003 to each of the Named Executive Officers: (i) the name of the executive officer (column (a)); (ii) the number of securities underlying options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2003; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).

Option Grants in 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

(a) Name	(b) Number of Securities Underlying Options Granted (#)	(c) % of Total Options Granted to Employees in 2004	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date	(f) 5%($)	(g) 10%($)

Eugene R. Corasanti	125,000	18.67%	25.03	05/18/14	$1,967,654	$4,986,422

Joseph J. Corasanti	125,000	18.67%	25.03	05/18/14	$1,967,654	$4,986,422

William W. Abraham	10,000	1.49%	25.03	05/18/14	$157,412	$398,914

Gerald Woodard	10,000	1.49%	25.03	05/18/14	$157,412	$398,914

Robert D. Shallish, Jr.	10,000	1.49%	25.03	05/18/14	$157,412	$398,914

Aggregated Option Exercises and Year-End Option Value Table

          The following table sets forth, with respect to each exercise of stock options during 2004 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options held at December 31, 2004, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 2004, separately identifying the exercisable and unexercisable options (column (e)). The Company has not issued any stock appreciation rights.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values

(a)	(b)	(c)	(d) Unexercised Options at 12/31/04		(e) Value of Unexercised In-the-Money Options at 12/31/04 ($)(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Eugene R. Corasanti	151,574	$2,650,603.53	782,789	0	$6,904,067.00	$0.00

Joseph J. Corasanti	62,000	$1,125,923.34	627,234	100,000	$5,264,498.00	$1,068,000.00

William W. Abraham	25,807	$406,822.53	126,039	0	$1,365,588.00	$0.00

Gerald Woodard	37,505	$500,144.49	19,499	40,510	$213,160.00	$358,960.00

Robert D. Shallish, Jr.	13,000	$224,930.32	104,289	40,012	$1,186,470.00	$317,100.00

(1)	Assumes $28.42 per share fair market value on December 31, 2004 which was the closing price on December 31, 2004, the last day of trading on the Nasdaq Stock Market in 2004.

PENSION PLANS

          The Company maintains a broadly based defined benefit pension plan (the “Pension Plan”) for all employees. Effective January 1, 2004, the ConMed Electrosurgery and Linvatec Retirement Income Plans were merged into the ConMed Corporation Pension Plan “D”, with the resulting plan being renamed the ConMed Corporation Retirement Pension Plan.

          The Pension Plan entitles a participant to a normal monthly retirement benefit equal to one-twelfth of 1.65% of five year average earnings multiplied by years of service offset by 0.65% of social security covered compensation multiplied by years of service to a maximum of 35 years. The deferred compensation for Messrs. E. and J. Corasanti is not included in the calculation of retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan in a monthly retirement benefit.

          As of December 31, 2004, Messrs. E. Corasanti, J. Corasanti, Abraham, Woodard and Shallish had three, twelve, three, five and fifteen years of credited service, respectively in the Conmed Pension Plan. The first table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service.

CONMED Pension Plan

Years of Service

Average Pay		15	20	25	30	35
$125,000		$26,667	$35,556	$44,445	$53,334	$62,223
$150,000		$32,855	$43,806	$54,758	$65,709	$76,661
$175,000	(1)	$39,042	$52,056	$65,070	$78,084	$91,098
$200,000	(1)	$45,230	$60,306	$75,383	$90,459	$105,536
$225,000	(1)	$46,467	$61,956	$77,445	$92,934	$108,423
$250,000	(1)	$46,467	$61,956	$77,445	$92,934	$108,423
$300,000	(1)	$46,467	$61,956	$77,445	$92,934	$108,423
$400,000	(1)	$46,467	$61,956	$77,445	$92,934	$108,423
$450,000	(1)	$46,467	$61,956	$77,445	$92,934	$108,423
$500,000	(1)	$46,467	$61,956	$77,445	$92,934	$108,423

(1)	2004 statutory limits are $165,000 and straight life annuity benefit payable at age 65 and $205,000 annual compensation taken into account in determining average pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company’s Board of Directors, pursuant to the terms of the CEO and COO Employment Agreements, establishes the annual salary of Eugene R. Corasanti and Joseph J. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company’s other executive and senior officers. The Compensation Committee administers the Company’s stock option plans. The Compensation Committee is presently composed of Messrs. Matthews, Daniels and Mandia.

          The Board of Directors believes that the compensation of Eugene R. Corasanti, the Company’s Chairman and Chief Executive Officer, should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO’s salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. E. Corasanti’s current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors, in its discretion, to establish a higher salary for him. The current annualized base salary for Mr. E. Corasanti is $425,000, with annual deferred compensation of $200,000 per annum before interest.

          The Board of Directors believes that the compensation of Joseph J. Corasanti, the President and Chief Operating Officer (“COO”), should also be heavily influenced by company performance, long-term growth and strategic positioning. This philosophy is reflected in the employment contract for the COO which is generally similar to the contract provided to the CEO, and which provides for a base annual salary on a prospective basis of $375,000 and permits the Board of Directors to determine a higher salary for the COO in its discretion. The current base salary for Mr. J. Corasanti is $375,000 plus annual deferred compensation of $125,000 per annum before interest.

          In 2002, the Company focused on internal growth, through the introduction of a number of new products and improved distribution. In addition, the Company completed a number of strategic acquisitions and continued to integrate completed acquisitions. While the Company experienced record revenues and earnings, the results recognized at the end of the year were nonetheless lower than expected. In light of the continued trend toward increasing revenues and earnings, as well as the improvements to the Company’s balance sheet, the Board of Directors, with Messrs. E. Corasanti and J. Corasanti abstaining, approved an increase in base compensation for Mr. E. Corasanti to $350,000, and approved an increase in base compensation for Mr. J. Corasanti to $275,000. In light of the year-end results proving to be lower than expected, no bonuses were paid to Messrs. E. Corasanti and J. Corasanti. Likewise, no officers were awarded any bonus in light of the final year-end performance.

          During 2003, the Company continued its focus on internal growth, through the introduction of a number of new products and an increase in the number of sales representatives representing its orthopedic products. In addition, the Company completed strategic acquisitions and continued to integrate completed acquisitions. The Company experienced record revenues and net income, before certain charges. Further, the Company lowered its debt to total capitalization ratio despite one significant acquisition at the beginning of the year, and reduced its interest cost for outstanding debt. Moreover, the Company resolved significant litigation on favorable terms. In light of the continued trend toward increasing revenues and earnings, as well as the improvements to the Company’s balance sheet, the Board of Directors, with Messrs. E. Corasanti and J. Corasanti abstaining, approved an increase in base compensation for Mr. E. Corasanti to $400,000, and approved an increase in base compensation for Mr. J. Corasanti to $305,000. These increases were effective on or about June 1, 2003. In addition, in light of the uncertainty surrounding split-dollar life insurance premiums following the enactment of the Sarbanes-Oxley Act of 2002 and its implementing regulations, and because the Company had a prior contractual commitment to provide such insurance, the Company agreed to provide payments to Mr. J. Corasanti in an amount sufficient to allow him to continue to pay the premiums due on a split-dollar life insurance policy in which the Company no longer has any interest. In light of the Company’s year-end results, a bonus of $120,000 was awarded to Mr. E. Corasanti and a bonus of $91,500 was awarded to Mr. J. Corasanti. Likewise, certain other officers were awarded bonuses in light of the final year-end performance.

          During 2004, the Company maintained its focus on internal growth, through the introduction of a number of new products. In addition, the Company completed a significant distribution arrangement and completed a significant acquisition which added a new division and sales force. The Company experienced record revenues, net income and cash flow, before certain charges. Further, the Company reduced its interest cost for outstanding debt through the issuance of convertible notes at a lower, fixed interest rate. In light of the continued trend toward increasing revenues and earnings, as well as the improvements to the Company’s balance sheet, following the recommendation of the Compensation Committee, the Board of Directors, with Messrs. E. Corasanti and J. Corasanti abstaining, approved an increase in base compensation for Mr. E. Corasanti to $425,000, and approved an increase in base compensation for Mr. J. Corasanti to $375,000. These increases were effective on or about June 1, 2004. With respect to Mr. J. Corasanti’s employment contract, the Committee determined that, in light of the increase in the size of the organization which Mr. J. Corasanti was managing, as well as the record of consistent growth in revenues and earnings, it was appropriate to extend the term of the contract for an additional five year period with a base salary of $375,000, a base deferred compensation level of $125,000, and certain other benefits with respect to certain life insurance policies as reflected in the Amended and Restated Employment Agreement. In addition, the Committee concluded that, in light of the current interest rate environment, additional deferred compensation payments should accrue interest at a rate equal to the prime rate plus two percent, rather than a fixed rate of 10 percent. Following the recommendation of the Compensation Committee, the Board of Directors, with Messrs. E. Corasanti and J. Corasanti abstaining, approved the Amended and Restated Employment Agreement upon the terms as described above.

          The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. The Company’s performance, long-term growth and strategic positioning and the individual’s past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO’s in that the package is tied to achievement of performance targets. In light of the Company’s performance during 2004, Mr. E. Corasanti was granted options relating to 125,000 shares, and Mr. J. Corasanti was granted options relating to 125,000 shares. In 2004, the Compensation Committee also granted options to certain other executive officers.

          Stock options are granted to the Company’s executive officers primarily based on the executive’s ability to influence the Company’s long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company’s stock price, it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

          Although the Company’s Board of Directors, including its Compensation Committee, retains full discretion to structure executive compensation in the best overall interests of the Company, the Board of Directors will consider the implications of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder in structuring and managing executive compensation. The Board’s consideration of Section 162(m) may include, among other things, structuring compensation as qualified performance-based compensation, requesting that executive officers defer compensation in excess of $1 million per year, and requesting that executive officers delay the exercise of stock options if such exercise would lead to the related compensation being non-deductible under Section 162(m).

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company’s Board of Directors, which is presently composed of Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, Jo Ann Golden, William D. Matthews, Stuart J. Schwartz, and Stephen M. Mandia establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Messrs. E. Corasanti and J. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company’s stock option plans through the Compensation Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the Chief Executive Officer of the Company and also serves as an officer of the Company’s subsidiaries. Joseph J. Corasanti, a director of the Company, is the President and Chief Operating Officer of the Company, and also serves as an officer of several of the Company’s subsidiaries and is the son of Eugene R. Corasanti.

          During 2004, the Company made aggregate payments of $91,500 to George A. Nole & Son, Inc., a construction company, in connection with certain renovations being made to the Company’s Central New York facilities. The sole shareholder of George A. Nole & Son, Inc., a New York corporation, is Angelo Nole, who is the brother-in-law of Eugene R. Corasanti. The contracts were awarded following a competitive bidding process, except for certain contracts the expected value of which was under $40,000. This work was pre-approved pursuant to the procedures of the Audit Committee.

          Together with other health-care oriented companies with operations in Central New York, CONMED is a founder of both CNY MedTech Association, Inc., and CNY MedTech Foundation, Inc., whose purposes are generally to promote medical device companies and technologies in Central New York. During 2004, CONMED contributed $10,000 in membership dues to CNY MedTech Association. Daniel Jonas is a director on the Board of Directors of both entities.

          The Company employs the following persons, who are related to certain officers of the Company in the manner indicated below. Employees who are related to officers and/or directors whose total compensation is less than $60,000 are not listed below.

Employee Name and Position	Officer(s) and/or Directors to whom Employee is Related	Relationship of Employee to Officer

David Corasanti, Program Sales Manager,	Eugene R. Corasanti	Son
Endosurgery
	Joseph J. Corasanti	Brother

Paul Sandock, Marketing Manager,	William W. Abraham	Son-in-law
Endosurgery

Alan Rust, Manager, Purchasing and	William W. Abraham	Son-in-law
Logistics

Compensation for the above-referenced employees, consisting solely of salary and bonus, ranged from $95,000 to $125,000 during 2004. Option grants to these employees did not exceed 2,500 shares during 2004.

          Through December 31, 2001, the Company had paid all premiums on certain split-dollar life insurance policies with face amounts totaling $4,397,567 for the benefit of Eugene R. Corasanti. The Company did not pay or accrue premiums in the fiscal year ended December 31, 2004. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. Eugene Corasanti, and at December 31, 2004, the aggregate amount due the Company from Mr. E. Corasanti related to these split-dollar life insurance policies is $835,825. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr. E. Corasanti’s death and the balance of the policy will be paid to Mr. E. Corasanti’s estate or beneficiaries.

          The Company likewise paid certain premiums associated with a split-dollar life insurance policy totaling $1,000,000 for the benefit of Joseph J. Corasanti. The Company did not pay or accrue premiums in the fiscal year ended December 31, 2004. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. J. Corasanti, and at December 31, 2004, the aggregate amount due the Company from Mr. J. Corasanti related to these split-dollar life insurance policies is $36,390. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr. J. Corasanti’s death and the balance of the policy will be paid to Mr. J. Corasanti’s estate or beneficiaries.

          In connection with the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”) and the general prohibition against loans to officers, subject to an exception for certain pre-existing loan arrangements, the Board of Directors and management opted, as of October 2002, to stop making the premium payments which previously had been accounted for as loans pending further clarification of the regulations and interpretation of the Act. The policies for which the Company had previously been funding premium payments have cash balances sufficient to permit the payment of premiums. The Board of Directors and management may, however, elect to resume such payments if management and the Board of Directors conclude that the obligation to make such payments was maintained by the Company on the date of the enactment of the Act and was not materially modified pursuant to Section 402 of the Act and the implementing regulations, or if such payments are otherwise permitted.

INSURANCE FOR DIRECTORS AND OFFICERS

          The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA and certain excess insurers covering the period from March 31, 2005 through March 30, 2006 at a total cost of $507,500, which covers directors and officers of the Company and its subsidiaries.

PERFORMANCE GRAPH

          The graph below compares the yearly percentage change in the Company’s Common Stock with the cumulative total return of the Center for Research for Stock Performance (“CRSP”) Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor’s Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CONMED CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S & P HEALTH CARE EQUIPMENT INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

ANNUAL REPORT

          The annual report for the fiscal year ended December 31, 2004, including financial statements, is being furnished with this proxy statement to shareholders of record on March 30, 2005. The annual report does not constitute a part of the proxy soliciting material and is not deemed “filed” with the SEC.

III. SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined above) and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

William W. Abraham (l)	159,312	*
Eugene R. Corasanti (2)	1,025,636	2.30
Joseph J. Corasanti (3)	602,687	2.19
Bruce F. Daniels (4)	12,375	*
Jo Ann Golden (5)	7,062	*
Stephen M. Mandia (6)	8,250	*
William D.Matthews (7)	18,008	*
Stuart J. Schwartz (8)	10,275	*
Robert D. Shallish (9)	127,166	*
Gerald Woodard (10)	11,004	*
Directors and executive officers as a group (17 persons) (11)	2,033,812	6.92
Wellington Management Company, LLP (12)	3,287,300	11.18
75 State Street
Boston, Massachusetts 02109
AXA Financial, Inc. (and related entities) (13)	1,884,495	6.41
1290 Avenue of the Americas
New York, New York 10104
Barclay’s Global Investors, N.A. (14)	2,085,245	7.09
45 Fremont Street
San Francisco, California 94105

•	Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 525 French Road, Utica, New York 13502.

•	* Less than 1%.

(1)	Includes 126,039 shares subject to options, exercisable within 60 days.

(2)	Includes 677,319 options, exercisable within 60 days. Also includes 63,787 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.

(3)	Includes 568,287 shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti.

(4)	Includes 9,000 shares subject to options, exercisable within 60 days. Also includes 3,375 shares owned beneficially by the wife of Bruce Daniels. Bruce Daniels disclaims beneficial ownership of these shares.

(5)	Includes 5,500 shares subject to options, exercisable within 60 days.

(6)	Includes 4,500 shares subject to options, exercisable within 60 days.

(7)	Includes 9,000 shares subject to options, exercisable within 60 days.

(8)	Includes 9,000 shares subject to options, exercisable within 60 days.

(9)	Includes, 116,792 shares subject to options, exercisable within 60 days.

(10)	Includes 11,004 shares subject to options, exercisable within 60 days.

(11)	Includes 1,816,092 shares subject to options, exercisable within 60 days, held by William W. Abraham, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, Jo Ann Golden, William D. Matthews, Stuart J. Schwartz, and Gerald Woodard, directors and executive officers of the Company. Such 1,816,092 shares are equal to approximately 6.18% of the Common Stock outstanding. As of March 30, 2054, the Company’s directors and executive officers as a group (17 persons) are the beneficial owners 488,468 shares, which is approximately 1.66 % of the Common Stock outstanding.

(12)	An amendment to a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2005 indicates that Wellington Management Company, LLP may be deemed to beneficially own 3,287,300 shares of Common Stock that are held of record by its clients by virtue of having shared voting power over 2,231,950 shares and shared dispositive power over 3,272,600 shares in its capacity as an investment adviser.

(13)	An Amended Schedule 13G filed with the SEC by AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle and AXA Courtage Assurance (as a group, “The Mutuelles”), AXA, and AXA Financial, on February 14, 2005 reported that such entities beneficially own 1,884,945 shares of Common Stock by virtue of the following entities: AXA Rosenberg Investment Management LLC has sole voting power with respect to 590,671 shares and sole dispositive power with respect to 1,299,798 shares, acquired solely for investment purposes; AXA Equitable Life Insurance Company has sole power to vote with respect to 1,300 shares and sole dispositive power with respect to 1,300 shares, acquired solely for investment purposes; Advest, Inc. has shared power to vote with respect to 750 shares and shared dispositive power with respect 750 shares. Alliance Capital Management L.P. has sole power to vote with respect to 493,100 shares, shared power to vote with respect to 7,975 shares and sole dispositive power with respect to 583,097 shares. The shares of Advest and Alliance were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts.

(14)	A Schedule 13G filed with the SEC by Barclays Global Investors, N.A. on February 14, 2005 indicates that Barclays Global Investors, N.A. and Barclays Global Fund Advisors beneficially own 2,085,245 shares of Common Stock by virtue of having sole voting power over 1,897,253 shares of Common Stock and sole dispositive power over 1,706,856 shares of Common Stock in their roles as investment advisors for certain funds.

                 On March 30, 2005, there were 1,141 shareholders of record of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 2004, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed, except with respect to the following: A Form 4 for Eugene R. Corasanti was filed 6 days late due to the failure of the brokerage house executing the trade to notify the correct Conmed staff.

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REVOCABLE PROXY
CONMED CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS—MAY 17, 2005
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

          The undersigned hereby appoints Eugene R. Corasanti and Daniel S. Jonas, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the “Company”) held of record by the undersigned on March 30, 2005, at the Annual Meeting of Shareholders to be held May 17, 2005, and at any adjournment thereof.

Please be sure to sign and date this Proxy in the box below.	Date ———————————————
—————————————————————— Shareholder sign above	—————————————————————— Co-holder (if any) sign above

		For	With- hold	For All Except
(1)	Election of directors	☐	☐	☐

NOMINEES: Eugene R. Corasanti, Bruce F. Daniels, William D. Matthews, Stuart J. Schwartz, Joseph J. Corasanti, Stephen M. Mandia, and Jo Ann Golden

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2005.	☐	☐	☐

(3)	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

          All as more particularly described in the Company’s Proxy Statement, dated April 15, 2005 (the “Company’s Proxy Statement”), relating to such meeting, receipt of which is hereby acknowledged.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDER-SIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

          The above signed hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

          Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

^ Detach above card, sign, date and mail in postage paid envelope provided. ^

CONMED CORPORATION
525 French Road—Utica, New York 13502

PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.

______________________________________________________

______________________________________________________

______________________________________________________

REVOCABLE PROXY
CONMED CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS—MAY 17, 2005
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

          The undersigned hereby appoints Eugene R. Corasanti and Daniel S. Jonas, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the “Company”) held of record by the undersigned on March 30, 2005, at the Annual Meeting of Shareholders to be held May 17, 2005, and at any adjournment thereof.

Please be sure to sign and date this Proxy in the box below.	Date ———————————————
—————————————————————— Shareholder sign above	—————————————————————— Co-holder (if any) sign above

401-K

		For	With- hold	For All Except
(1)	Election of directors	☐	☐	☐

NOMINEES: Eugene R. Corasanti, Bruce F. Daniels, William D. Matthews, Stuart J. Schwartz, Joseph J. Corasanti, Stephen M. Mandia, and Jo Ann Golden

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2005.	☐	☐	☐

(3)	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

          All as more particularly described in the Company’s Proxy Statement, dated April 15, 2005 (the “Company’s Proxy Statement”), relating to such meeting, receipt of which is hereby acknowledged.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDER-SIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

          The above signed hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

          Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

^ Detach above card, sign, date and mail in postage paid envelope provided. ^

CONMED CORPORATION
525 French Road—Utica, New York 13502

PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.

______________________________________________________

______________________________________________________

______________________________________________________